Exhibit 10.1
RIMINI STREET, INC.
2013 EQUITY INCENTIVE PLAN
NOTICE OF PERFORMANCE UNIT GRANT AND GLOBAL PERFORMANCE UNIT AGREEMENT
Unless otherwise defined herein, the terms defined in the Rimini Street, Inc. 2013 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Global Performance Unit Agreement, including the Notice of Performance Unit Grant (the “Notice of Grant”) and the Terms and Conditions of Performance Unit Grant, attached hereto as Schedule 1 (collectively this “Award Agreement”).
NOTICE OF PERFORMANCE UNIT GRANT

Participant has been granted the right to receive an Award of Performance Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Participant	%%FIRST_NAME%-% %%MIDDLE_NAME%-% %%LAST_NAME%-%
Grant Number	%%GRANT_NUMBER%-%
Date of Grant	%%GRANT_DATE,'MM/DD/YYYY'%-%
Performance Period	%%PERFORMANCE_PERIOD%-%
Vesting Commencement Date	%%VEST_BASE_DATE,'MM/DD/YYYY'%-%
Target Performance Units	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Vesting Schedule:

Subject to the performance conditions set forth in this Award Agreement and any acceleration provisions contained in the Plan and this Award Agreement, the Performance Units will vest in accordance with the following schedule:
Upon the completion of the Performance Period, the Administrator shall determine the performance level achieved for purposes of calculating the Earned Performance Units (defined below). Based on such determination, and to the extent the Performance Goal(s) (defined below) have been met, [●] of the Earned Performance Units shall vest[●], subject to Participant continuing to be a Service Provider through such date(s).
Termination of Service:
In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Earned Performance Units, such Earned Performance Units and Participant’s right to acquire any Shares hereunder will immediately terminate.
For purposes of this Award, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or rendering services or the terms of Participant’s employment or service agreement, if any), and will not be extended
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by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or rendering services or the terms of Participant’s employment or service agreement, if any). The Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of his or her Award (including whether Participant may still be considered to be providing services while on a leave of absence).
Acceptance:
By accepting this Award, Participant and the Company agree that this Award of Performance Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Award Agreement. Participant further agrees to notify the Company upon any change in the residence address.

RIMINI STREET, INC.

By: [●], [●]
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Schedule 1
TERMS AND CONDITIONS OF PERFORMANCE UNIT GRANT
1.Grant. The Company hereby grants to the individual named in the Notice of Grant (“Participant”) under the Plan, an Award of Performance Units (the “Award”), subject to all of the terms and conditions in this Award Agreement, including the Notice of Grant, these Terms and Conditions of Performance Unit Grant and the Plan, which are incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
2.Company’s Obligation to Pay. Each Performance Unit represents the right to receive a Share on the date the Performance Unit vests, subject to achievement of the Performance Goal(s) provided in Section 3 below. Unless and until the Performance Goal(s) have been achieved and the Performance Units have vested in the manner set forth in the Notice of Grant and Section 4 of this Award Agreement, Participant will have no right to payment of any such Performance Units. Prior to the actual payment of any vested and Earned Performance Units (defined below), such Performance Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Performance Units that vest will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any Tax-Related Items as set forth in Section 9 of this Award Agreement. Subject to the provisions of Section 5 of this Award Agreement, any Performance Units that vest under this Award Agreement shall be paid in whole Shares as soon as practicable after vesting, but in each such case within the period of sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Performance Units payable under this Award Agreement.
3.Performance Conditions.
(a)Performance Goal(s). From 0% (zero percent) to [●]% ([●] percent) of the Target Performance Units may be earned and eligible for vesting (the “Earned Performance Units”) based upon the extent to which [each of] the Performance Goal(s) described in Schedule 2 hereto (the “Performance Goal(s)”) [is] [are] met.
(b)Determination of Performance Goal Results. At the end of the Performance Period, the Administrator shall certify the Company’s performance with respect to the Performance Goal(s) and determine the extent to which any Performance Units have been earned, in accordance with this Section 3, and are eligible for vesting. If the level of performance with respect to the Performance Goal(s) results in a Performance Payout Factor greater than 0% for [any] [the] Performance Goal, except as otherwise provided herein, including in Section 5, Participant shall be eligible to vest in a number of Shares equal to the number of Earned Performance Units, subject to satisfaction of the time-based vesting conditions set forth in the Notice of Grant and in Section 4 below.
(c)Adjustments. The Administrator may make adjustments to the manner in which the Performance Goal(s) are determined as it deems equitable and appropriate to exclude the effect (whether positive or negative) of any of the following types of events or matters with respect to or impacting the Company occurring after the Date of Grant: (i) unusual, non-recurring or infrequent matters, transactions or events affecting the Company or its consolidated financial statements; (ii) changes in accounting principles, practices or policies or in tax laws or other laws or requirements; or (iii) other similar events, matters or changed circumstances.  Each such adjustment, if any, shall be made solely for the purpose of maintaining the intended economics of this Award in light of
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changed circumstances in order to prevent the dilution or enlargement of Participant’s rights with respect to the Performance Units.
4.Time-Based Vesting Schedule. Except as provided in Section 5 of this Award Agreement, and subject to Section 6 of this Award Agreement, upon the achievement of the Performance Goal(s) and the calculation of the number of Earned Performance Units, such Earned Performance Units will vest in accordance with the Vesting Schedule set forth in the Notice of Grant. Except as provided in Section 5 of this Award Agreement, Performance Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Award Agreement unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs. Settlement of any vested Performance Units will be made in accordance with Section 2 above.
5.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Performance Units at any time, subject to the terms of the Plan. If so accelerated, such Performance Units will be considered as having vested as of the date specified by the Administrator. The payment of Shares vesting pursuant to this Section 5 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A.
Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Performance Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Performance Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Performance Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Performance Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Performance Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final U.S. Treasury Regulations and U.S. Internal Revenue Service guidance thereunder, as each may be amended from time to time.
6.Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, the balance of the Earned Performance Units, if any, that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate.
7.Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, if so allowed by the Administrator in its sole discretion, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of
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his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
8.Forfeiture. This Award may be forfeited for cause (for purposes of example only, violations of confidentiality or failure to comply with other Service Provider conduct terms and conditions).
9.Responsibility for Taxes.
(a)Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Further, notwithstanding any contrary provision of this Award Agreement, no Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of any Tax-Related Items which the Company determines must be withheld with respect to such Shares. Prior to vesting and/or settlement of the Performance Units, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.
(b)In this regard, Participant authorizes and directs the Company and any brokerage firm or transfer agent determined acceptable to the Company to automatically sell on Participant’s behalf a whole number of Shares from those Shares issued to Participant upon settlement of the Performance Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any applicable withholding obligations for Tax-Related Items, with the sale proceeds paid to the Company or the Employer for remittance to the appropriate taxing authorities. It is the Company’s intent that the mandatory sale of Shares to cover withholding obligations for Tax-Related Items imposed by the Company pursuant to this Section 9(b) comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c). For purposes of the foregoing, Participant acknowledges that Participant is not aware of any material, nonpublic information regarding the Company or any securities of the Company as of the Date of Grant stated in the Notice of Grant; provided that if Participant is in possession of such material nonpublic information as of the Date of Grant, then the mandatory sale of Shares pursuant to this Section 9(b) shall become a binding contract as of the first date thereafter on which Participant is not in possession of material nonpublic information and as of the date any sales are effected pursuant to this Section 9(b), Participant will not effect such sales on the basis of material nonpublic information regarding the Company or any securities of the Company of which Participant was aware at the Date of Grant.
(c)If the automatic sale of Shares provided for under Section 9(b) is prohibited by a legal, contractual or regulatory restriction applicable to Participant or to the broker or transfer agent effecting the sale, or is prevented by a market disruption or similar issue (including if such sale would no longer be in compliance with the requirements of Rule 10b5-1(c)(1) of the Exchange Act and the Administrator determines that automatic sales should not be effected), or if the Tax-Related Items withholding obligation arises at a time other than the settlement of the Performance Units or at a time when the Shares are not publicly traded, then the withholding obligations for Tax-Related Items may be satisfied in one or more of the following manners, as determined by the Administrator in its sole discretion and pursuant to such procedures as it may specify from time to time, if
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permissible under applicable local law: (i) by paying cash, (ii) by electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount required to be withheld, (iii) by delivering to the Company already vested and owned Shares having a fair market value equal to the amount required to be withheld, or (iv) by the Company and/or the Employer withholding Tax-Related Items from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer.
(d)The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including the maximum applicable rate(s) in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash from the Company or the Employer (with no entitlement to the Common Stock equivalent) or, if not refunded, Participant may be able to seek a refund from the applicable tax authorities. In the event of under-withholding, Participant may be required to pay additional Tax-Related Items directly to the applicable tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Performance Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
(e)Participant hereby agrees that the Company does not have a duty to design or administer the Plan or Participant’s Performance Units in a manner that minimizes Participant’s liabilities for Tax-Related Items and that the Company and the Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of Participant’s Performance Units, including, but not limited to, the grant, vesting or settlement of the Performance Units, the subsequent sale of Shares acquired pursuant to such settlement or the receipt of any dividends and/or dividend equivalents. In addition, if Participant is subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
10.Nature of Grant. In accepting the award, Participant acknowledges, understands and agrees that:
(a)the Award of Performance Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of Performance Units, or benefits in lieu of Performance Units, even if Performance Units have been awarded in the past;
(b)all decisions with respect to future Performance Units or other awards, if any, will be at the sole discretion of the Company;
(c)the Award of Performance Units and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service relationship and shall not interfere with the ability of the Company and/or the Employer to terminate Participant’s status as a Service Provider, if any;
(d)Participant is voluntarily participating in the Plan;
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(e)the Award of Performance Units and the Shares subject to the Performance Units, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)the Award of Performance Units and the Shares subject to the Performance Units, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(h)no claim or entitlement to compensation or damages shall arise from the forfeiture of the Performance Units resulting from the termination of Participant as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where Participant is employed or otherwise rendering services, or the terms of Participant’s employment or service agreement, if any), and in consideration of the award of the Performance Units to which Participant is otherwise not entitled, Participant agrees not to institute any claim against the Company or the Employer.
(i)unless otherwise agreed with the Company, the Performance Units and the Shares subject to the Performance Units, and the income from and value of same, are not granted in consideration for, or in connection with the service Participant may provide as a director of a Subsidiary or affiliate of the Company; and
(j)neither the Company, the Employer nor any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. Dollar that may affect the value of the Performance Units or any amounts due to Participant pursuant to the settlement of the Award of Performance Units or the subsequent sale of sale of Shares acquired upon settlement.
11.Data Privacy Information and Consent
(a)Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address, telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Performance Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is Participant’s consent.
(b)Stock Plan Administration Service Providers. The Company may transfer Data to third parties which assist the Company with the implementation, administration and management of the Plan. The Company may select different service providers or additional service providers and share Data with such other provider serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
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(c)International Data Transfers. The Company and some of its service providers are based in the United States. Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is the Participant’s consent.
(d)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities and labor laws. This may mean that Data is retained until after Participant’s status as a Service Provider ends, plus any additional time periods necessary for compliance with law, exercise or defense of legal rights, archiving, back-up and deletion purposes.
(e) Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s salary from or service with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Performance Units or other equity awards to Participant or administer or maintain such awards.
(f)Data Subject Rights. Participant may have a number of rights under data privacy laws in Participant’s jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict processing of Data, (v) transport Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant can contact his or her local human resources representative.

By accepting the Performance Units and indicating consent via the Company’s acceptance procedure, Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not have an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
12.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder, and Participant will not receive payment of, or credit for, dividends or dividends equivalents with respect to any Shares underlying the Performance Units granted herein, unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and the receipt of dividends and distributions on such Shares.
13.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE PERFORMANCE UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY OR THE EMPLOYER, AND NOT THROUGH THE ACT OF BEING HIRED, BEING
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GRANTED THIS AWARD OF PERFORMANCE UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR THE EMPLOYER TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
14.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Rimini Street, Inc., 6543 South Las Vegas Boulevard, Las Vegas, NV USA 89199 or at such other address as the Company may hereafter designate in writing.
15.Grant is Not Transferable. Except to the limited extent provided in Section 7, this grant and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
16.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
17.Additional Conditions to Issuance of Shares. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate any state, federal or foreign securities or exchange laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company has sole discretion in its efforts to meet the requirements of any such local, state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.
18.Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
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19.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to Performance Units awarded under the Plan or future Performance Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
20.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
21.Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
22.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
23.Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable for any legal or administrative reasons, in its sole discretion and without the consent of Participant, including but not limited to the compliance with Section 409A.
24.Amendment, Suspension or Termination of the Plan. By accepting this award, Participant expressly warrants that he or she has received an Award of Performance Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature, established voluntarily by the Company and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
25.Governing Law and Venue. This Award Agreement will be governed by the laws of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Performance Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Alameda County, California, or the federal courts for the United States District Court for the Northern District of California, and no other courts, where the Award of Performance Units is made and/or to be performed.
26.Language. Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Agreement. If Participant has received this Award Agreement, or any other document related to this Award of Performance Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
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27.Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell the Shares or rights to the Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant is advised to speak to his or her personal advisor on this matter.
28.Foreign Asset/Account Reporting Requirements. Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Participant may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Participant’s country through a designated bank or broker within a certain time after receipt. Participant acknowledges that it is her or her responsibility to be compliant with such regulations, and Participant should speak to his or her personal advisor on this matter.
29.Country-Specific Terms and Conditions. Notwithstanding any provisions in this Award Agreement, this Award of Performance Units shall be subject to the country-specific terms and conditions for Participant’s country set forth in the Appendix attached to this Award Agreement as Appendix A. Moreover, if Participant relocates to one of the countries included therein, the terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
30.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award of Performance Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
31.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participant.
32.Clawback or Recoupment. In the event of a restatement of materially inaccurate financial results with respect to the fiscal year comprising the Performance Period, the Administrator may, in its discretion, recoup any Shares or cash equal to the value of the Shares issued in settlement of the Performance Units, or the proceeds realized by Participant on the sale of such Shares. In this regard, if the number of Shares issued in settlement of Performance Units granted herein would have been lower had the achievement of the Performance Goal(s) been calculated based on such restated financial results, the Administrator may, in its discretion, recover from Participant the portion of Shares (or realized or unrealized cash value thereof) issued in excess of the amount that would have been issued based on the restated financial results. In addition, notwithstanding any other provision of this Award Agreement, the Plan, or Participant’s employment agreement (if any), the Performance Units granted herein may also be subject to recovery or other penalties: (a) pursuant to any clawback policy established by the Company to comply with applicable laws or stock exchange rules or for corporate governance reasons or other similar purposes, (b) to comply
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with any applicable law, rule or regulation, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 10D of the Securities Exchange Act of 1934 and any applicable stock exchange listing rule adopted pursuant thereto; or (c) in the event Participant engages in misconduct which has or might reasonably be expected to have material reputational, financial or other harm to the Company. In the event of any inconsistency between this Award Agreement and any clawback policy established by the Company such that the clawback policy would require a different standard for the clawback or recovery amount, the clawback policy shall apply and shall not be limited by the terms of this Award Agreement. A recovery under this Section 32 may be made, in the Administrator’s discretion, by, without limitation, direct recovery of the Shares from Participant’s brokerage or other account, withholding compensation otherwise due to Participant, cancelling any Earned Performance Units, including vested Performance Units that have not yet been settled, or any other Awards held by Participant, or by such other means determined appropriate by the Administrator. By accepting this Award, Participant agrees to such recovery or other penalties.
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Schedule 1 – Page 10

Schedule 2
PERFORMANCE GOAL(S)
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Schedule 2 – Page 1